UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 SCHEDULE 14A (Rule 14a-101) INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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☐ Soliciting Material Pursuant to §240.14a-12
DWS RREEF WORLD REAL ESTATE & TACTICAL STRATEGIES FUND, INC.
(Name of Registrant as Specified in Its Charter)
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A Message from the Chairman of the Board of Directors
of
DWS RREEF World Real Estate Fund, Inc.

July 21, 2010

Dear Stockholder:

I am writing to ask you to support the Board’s recommendations on the proposals that will be voted on at your Fund’s annual meeting of stockholders and to disregard any GOLD proxy card that you may have received in the mail.

You Still Have Time to Vote.

Your Fund’s annual meeting of stockholders convened as scheduled on July 12, 2010, but was adjourned without action to August 9, 2010 at 2:00 p.m., Eastern time, at the New York Marriott East Side, 525 Lexington Avenue, New York, New York 10017, in order to allow more time to solicit proxies and reach a quorum for the conduct of business.  The Board is recommending that you vote FOR the election of all four incumbent Director candidates and vote AGAINST a stockholder proposal to declassify your Fund’s Board.  We urge you to support our efforts by authorizing your proxy today by telephone or via the Internet as detailed on the enclosed WHITE proxy card, or by signing, dating and returning the enclosed WHITE proxy card in the postage paid envelope provided today.

The Board and Management Continue to Act in the Interests of All Stockholders.

We believe that Directors who have experience with the Fund and knowledge about the Fund’s operations are a valuable resource in the management of the Fund.  Your Directors have collectively over 160 years of experience in protecting the interest of shareholders of many different types of DWS Funds and under many different challenging circumstances.  The classified board structure promotes stability and continuity in management by ensuring that a majority of your Fund’s Directors at any given time have prior experience as Directors of the Fund, and also helps protect against hostile takeovers and abusive tactics by activist stockholders.  The Fund has had the current classified board structure in place since its inception, and the majority of closed-end funds have a similar structure.

The Fund began operations on June 27, 2007 and since then has weathered some of the most tumultuous real estate and stock markets of the last 80 years.  During this period the Fund's annualized investment return at NAV was within 1/2% of the return of its benchmark (-13.63% versus -13.32%), and for the one-year period ended June 30, 2010, it returned 26.15% on an NAV basis.  Not surprisingly, given the backdrop of the real estate and stock markets during this period, the discount has varied considerably during the relatively short operating history of the Fund.

The Board and management also recently oversaw a number of changes to the investment strategy of the Fund that aim to provide more stable earnings and increase the yield opportunities for the Fund.  In addition, DWS Investments has agreed to waive 0.10% of its management fee through September 30, 2011.  Pattern of Self-Interested and Abusive Behavior by Western Investment LLC (“Western”).

You have likely received solicitation material from Western, which is actively seeking to control the Fund.  While Western’s public statements are cloaked in the rhetoric of stockholder democracy, Western is an opportunistic professional investor seeking to profit from disrupting the operations of closed-end funds in which it invests, without regard for any harm this causes long-term stockholders.  Stockholders should be aware that Western earns its living by managing hedge funds that seek to take advantage of discount opportunities in registered closed-end funds, often by engaging in contests for corporate control.

Western has a broader agenda to pressure the Board and management to concede to its demands relating to multiple DWS closed-end funds, including your Fund.  In the past year alone, Western has announced or conducted proxy contests with respect to six other DWS closed-end funds, including funds in which it holds no significant economic stake.  Recently, Western launched a campaign to block efforts to merge a DWS closed-end fund into a similar open-end fund, only to reverse course on the eve of that fund’s stockholder meeting.  Through these public campaigns, Western has repeatedly vowed that it “intends to continue fighting to end, once and for all, Deutsche’s management of closed-end funds.”

The Board believes that stockholders should not reward this abusive behavior by giving their votes to Western.

Please Provide Your Support Now by Voting Your Shares on the WHITE Proxy Card.

As you consider your vote, we urge you to support the Board’s recommendations on the proposals included in the proxy statement.  The Board continues to recommend that you:

•	Vote FOR the election of all four Director candidates nominated by the Board; and

•	Vote AGAINST the stockholder proposal to declassify your Fund’s Board.

If you have not previously voted, or if you voted with Western, you can easily vote now in accordance with the Board’s recommendations by following a few easy steps.  We urge you to support our efforts by authorizing your proxy today by telephone or via the Internet as detailed on the enclosed WHITE proxy card, or by signing, dating and returning today the enclosed WHITE proxy card in the postage paid envelope provided.   Thank you for your continued support.

Sincerely,

Paul K. Freeman
Chairman of the Board of Directors of DWS RREEF World Real Estate Fund, Inc.

If you have questions or need assistance in voting your shares, please call Georgeson Inc. at (866) 856-6388 (Toll Free).

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